AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (hereinafter, the “Agreement”) is made and entered into as of the 31st day of March, 2007 by and between Steven J. Heyer, a resident of Georgia (hereinafter, the “Executive”), and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (hereinafter, the “Company”).

WHEREAS, Executive and the Company are parties to an agreement, dated September 20, 2004, (the “Employment Agreement”), as amended on May 4, 2005, which sets forth the terms and conditions of Executive’s employment as an employee with the Company as Chief Executive Officer;

WHEREAS, Executive will resign immediately from all of his positions with the Company;

WHEREAS, the Company and Executive have agreed upon and desire to confirm the arrangements relating to Executive’s resignation from the employ of the Company as well as his resignation from the Board of Directors of the Company and the parties wish to resolve and settle all claims between Executive and the Company in accordance with, and in consideration of the terms and provisions set forth herein;

NOW THEREFORE, it is hereby agreed, by and between the Company and Executive, for the good and sufficient consideration set forth below, as follows:

1.	RESIGNATION. Executive hereby irrevocably and voluntarily resigns his employment with the Company and resigns his position as a Director of the Company. Executive’s last day of employment with Company and the effective date of his resignation from the Board of Directors shall be March 31, 2007 (hereinafter, the “Resignation Date”). The Company and Executive both hereby agree to waive any and all notice requirements contained in the Employment Agreement. Effective as of such date, Executive hereby resigns from all officerships, directorships, trusteeships and other positions he holds, in whole or in part, by virtue of his association with the Company and its subsidiaries, affiliates or other related entities, and he shall execute and deliver such additional documents or instruments, if any, as may be requested by the Company to confirm or effectuate any such resignations.

2.	TERMINATION OF EMPLOYMENT AGREEMENT. Except as provided for in this Agreement, the Employment Agreement is terminated and superseded by this Agreement.

3.	COMPENSATION; EQUITY INTERESTS.

a.	The Company agrees to reimburse Executive for any unused vacation days, as well as any business expenses pursuant to Sections 3.5(b) and (c) of his Employment Agreement and incurred by him on or before the Resignation Date, to the extent permitted under his Employment Agreement, and in accordance with the Company’s policies and practices, upon submission by him of appropriate documentation. Other than those amounts due and payable referenced in the preceding sentence, Executive agrees that the following compensation represents the sole and entire payment and compensation due or to become due to Executive in connection with his employment and the termination thereof, and no further or other payments, compensation, bonuses, vacation pay or benefits are or shall become due or payable at any time by the Company, other than as provided in this Agreement. In consideration for the execution by Executive of this Agreement, and his compliance with the promises made herein, Executive and the Company agree as follows:

i.	BASE SALARY. The Company has paid Executive $250,000, one quarter of his base salary at the current rate of $1,000,000 per annum, less applicable withholding of taxes, for the first quarter of 2007. Executive agrees that he has been paid all base salary that is owed to him and the Company shall make no additional payments of base salary to Executive.

ii.	ANNUAL INCENTIVE PROGRAM; RESTRICTED STOCK AWARDS; DEFERRED BONUS UNITS.

1.	Executive shall be paid cash incentive compensation for 2006 in the gross amount of $2,000,000 (less applicable withholding), payable within three (3) business days after execution of this Agreement. This amount represents Executive’s entire cash incentive compensation for 2006 pursuant to Section 3.2(a) of the Employment Agreement. The Compensation Committee of the Board of Directors has determined, pursuant to Section 5.1(a) of the Annual Incentive Plan for Certain Executives (the “Executive Plan”), as amended and restated as of January 1, 2005, to defer 0% of such bonus payment (and therefore no amount of such bonus is subject to Section 5.2 of the Executive Plan).

2.	Executive has received 65,236 restricted stock units under the 2004 Long-Term Incentive Compensation Plan (“2004 LTICP”) which have vested prior to the Resignation Date. Executive’s rights and obligations with respect to such vested restricted stock units, including but not limited to the exchange of such units for shares of Common Stock of the Company, shall be governed by the 2004 LTICP.

3.	Executive has been credited with a total of 8,723 deferred units in a Deferred Unit Account maintained pursuant to the Executive Plan, which have vested prior to the Resignation Date. Executive’s rights and obligations with respect to such vested deferred units including payment in respect of such units pursuant to Section 5.3 of the Executive Plan in shares of Company Stock, are governed by the Executive Plan.

4.	Notwithstanding any other agreement to the contrary, all stock options granted under the 2004 LTICP or otherwise, all unvested restricted stock units, all unvested deferred bonus units, and all unpaid portions of the 2007 base salary shall be forfeited.

5.	All amounts deferred by Executive pursuant to the Starwood Hotels & Resorts Worldwide, Inc., Deferred Compensation Plan (the “Deferred Compensation Plan”) or pursuant to the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan (the “Savings and Retirement Plan”), to the extent applicable, shall be distributed in accordance with such plan and the elections previously made by Executive with respect thereto (including in a manner that will not subject such distributions to any excise tax or additional payment pursuant to 409A).

6.	Company shall not maintain, nor shall it continue to pay the premiums on, the life insurance policy maintained pursuant to Section 3.3 of the Employment Agreement. The Company shall take all actions reasonably requested by Executive necessary to transfer any and all rights or interests it may have with respect to such policy as Executive directs at no cost to Executive.

7.	Executive’s participation, and if applicable Executive’s dependent(s)’ coverage, under all employee health benefit plans sponsored by the Company shall end as of March 31, 2007, provided, however, that Executive shall receive separate notification from the Company regarding Executive’s and Executive’s dependent(s)’ right to continue participation in any group health care benefit plan sponsored by the Company at Executive’s and/or Executive’s dependent(s)’ own expense under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) subject to any applicable requirements for continuation of coverage as set forth by COBRA.

4.	RELEASES.

a.	RELEASE OF COMPANY RELEASEES. Executive, on behalf of himself and his heirs, executors, administrators, distributees and legatees, hereby agrees not to sue the Company or any of its subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Company Releasees”), and agrees to release and discharge, fully, finally and forever, the Company Releasees from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Company Releasees arising from the beginning of time up to and including the effective date of this Release, including, without limitation, all matters in any way related to the Employment Agreement, Executive’s employment by the Company and any of its subsidiaries, affiliates or other related entities, and the cessation of Executive’s employment with the Company and any of its subsidiaries, affiliates or other related entities, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law (Executive Law Art. 15, Sec. 290 et seq.) or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release shall apply to, or release the Company Releasees from any vested benefit pursuant to the Savings and Retirement Plan or the Deferred Compensation Plan. Nothing contained in this Paragraph shall release or discharge the Company Releasees from any rights Executive may have to indemnification for any acts or omissions during his employment pursuant to Section 7.11 of the Employment Agreement. Executive agrees that he has no present or future right to employment with the Company or any of the other Company Releasees and that he will not apply for or otherwise seek employment with any of them. Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein. Notwithstanding anything herein to the contrary, the release in this Paragraph shall not apply to any other claims of any kind which the Executive may have or may in the future have by virtue of rights and covenants under this Agreement or to any agreement made in connection herewith.

b.	RELEASE OF EXECUTIVE. Subject to the accuracy of the representations and warranties made by Executive herein, the Company Releasees hereby release and forever discharge Executive from any and all claims arising out of Executive’s exercise of any restricted stock awards or stock option grants during his employment with the Company prior to the Resignation Date. Notwithstanding anything herein to the contrary, the release in this Paragraph shall not apply to any other claims of any kind which the Company may have or may in the future have by virtue of rights and covenants under this Agreement or to any agreement made in connection herewith.

5.	RESTRICTIVE COVENANTS.

a.	NO ACQUISITIONS, BENEFICIAL OWNERSHIP, MERGERS OR OTHER BUSINESS COMBINATION. During the two-year period commencing from the Effective Date of this Agreement, Executive will not, directly or indirectly (whether or not pursuant to any legally binding agreement or commitment), (i) acquire, or offer to acquire, beneficial ownership (as defined under Section 13D of the Securities Exchange Act of 1934) of any equity securities of the Company, (ii) acquire, or offer to acquire, beneficial ownership of any options or other rights to acquire any equity securities of the Company (whether or not exercisable only after the passage of time or the occurrence of an event), (iii) offer to enter into any merger, business combination, sale of all or substantially all assets, or similar transaction, involving the Company or any acquisition of voting control of the Company (a “Restricted Transaction”), (iv) directly or indirectly participate in, or cause the formation of, any group (as defined under Section 13D of the Securities Exchange Act of 1934) which seeks to do any of the foregoing or (v) propose, or publicly announce or otherwise disclose any request for permission or any consent in respect of any of the foregoing. Nothing in this Agreement will prevent or prohibit the acquisition, receipt or exchange by Executive of beneficial ownership of any equity securities of the Company from the Company or pursuant to existing contracts to which the Company or any of its subsidiaries, affiliates or other related entities is a party.

B.	NONCOMPETITION. Executive agrees that for a period of two years from the Effective Date (the “Noncompetition Period”), Executive shall not in any manner, directly or indirectly (whether as an officer, director, employee, investor, consultant, or otherwise), engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business (a “Competing Business”) in which Executive was involved or had knowledge was being conducted or planned by the Company or any of its subsidiaries, as of the termination of Executive’s employment, in any geographic area in which the Company or any of its subsidiaries is then conducting such business. Nothing in this Paragraph shall prevent Executive from being employed as Chief Executive Officer of an enterprise which is engaged in a Competing Business if (i) such enterprise is a diversified business enterprise and the revenues derived by such enterprise from the Competing Business do not exceed 25% of the Company’s gross revenue for the calendar year immediately preceding termination of Executive’s employment and (ii) such enterprise is not one of the following: Accor; Choice Hotels International; Club Med; Expedia, Inc.; Fairmont Hotels & Resorts Inc.; Four Seasons Hotels Inc.; Hilton Hotels Corporation; Hyatt Corporation; Ian Schrager Company; Intercontinental Hotel Group; Kimpton Hotels & Restaurant Group, Inc.; Mandarin Oriental; Marriott International, Inc.; Morgans Hotel Group Co.; Sabre Holdings; Shangri-La Hotels & Resorts; TRT Holdings (owns Omni); or Wyndham Worldwide Corporation.

C.	NONSOLICITATION. Executive further agrees that during the Noncompetition Period Executive shall not (i) in any manner, directly or indirectly, assist, solicit, induce or encourage, or attempt to assist, solicit induce, or encourage, any employee of the Company or any of its subsidiaries, to terminate or abandon his or her employment for any purpose whatsoever; provided, however, that this provision does not apply to Executive’s administrative assistant in Atlanta, or (ii) in connection with any business to which the above Paragraph 5(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

d.	Nothing in this Paragraph 5 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than one percent of the outstanding stock (at an original cost less than $5,000,000) of any class of a corporation whose securities are publicly traded, so long as Executive has no active participation in the business of such corporation.

6.	CONFIDENTIAL INFORMATION/RETURN OF COMPANY PROPERTY. Executive shall not, at any time, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of Executive or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order. Promptly and in any event no later than April 3, 2007, Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which Executive may then possess or have under Executive’s control (together with all copies thereof). Executive agrees that with regards to the Apple computer owned by him personally, to the extent it contains any Confidential Information or Company property, Executive will allow the Company to have access to the Apple computer and to remove from the Apple computer any such Confidential Information or Company property.

7.	CONSENT TO JURISDICTION. The parties irrevocably agree that any action arising out of or relating to this Agreement or any of the transactions contemplated hereby must be filed in any state or federal court located in New York or Westchester County and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto must be heard and determined only in such courts, and service of process shall be deemed sufficient by (i) hand-delivery (with receipt acknowledged) or (ii) e-mail as follows:

If intended for Executive:	Steven J. Heyer
3565 Tuxedo Road, N.W.
Atlanta, GA 30305
With copy to Executive’s attorney:	Jeffrey L. Schulte, Esq.
Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
jschulte@mmmlaw.com

If intended for the Company: Starwood Hotels & Resorts Worldwide, Inc.

Attn: Kenneth Siegel, Esq.

1111 Westchester Avenue

White Plains, New York 10604

kenneth.siegel@starwoodhotels.com

With a copy to the Company’s attorney:	Jeffrey S. Klein, Esq. Weil, Gotshal & Manges LLP, 767 Fifth Avenue New York, New York 10153 jeffrey.klein@weil.com

Both parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which such party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

8.	SPECIFIC PERFORMANCE. Both parties acknowledge and agree that the breach of any provision contained in this Agreement (without giving effect to any materiality qualifiers) by a party would cause irreparable damage to the other party (the “Non-Breaching Party), and that the Non-Breaching Party will not have an adequate remedy at law. Therefore, the obligations of both parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state and without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

10.	HEADINGS. All sections, captions or titles in this Agreement are inserted for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

11.	ENTIRE AGREEMENT. This Agreement contains, and is intended to contain, a complete statement of the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior statements, representations, discussions, agreements, draft agreements, and undertakings whether written or oral, express or implied, of any and every nature with respect thereto. The parties agree and affirm that the only consideration for the execution of this Agreement are the terms stated herein and that there are no other promises or agreements of any kind which have caused them to execute this agreements between them.

12.	NO ADMISSION OF LIABILITY. Nothing contained in this Agreement and nothing done in contemplation of or pursuant to this Agreement is intended to be nor shall it be construed to be, an admission of liability or unlawful conduct by either party hereto, all such liability being expressly denied.

13.	COOPERATION. Upon reasonable prior request, Executive agrees to cooperate with the Company Releasees in connection with any present or future litigation or regulatory proceeding brought against the Company Releasees, to the extent the Company deems Executive’s cooperation necessary. Such cooperation may include, but shall not be limited to, meeting with the Company Releasees’ counsel and providing testimony if so requested. The Company will reimburse Executive for pre-approved out-of-pocket expenses incurred by Executive (including reasonable attorney’s fees, if appropriate) as a result of such cooperation, provided that the Company shall not unreasonably withhold or delay approval of such expenses. Any such cooperation and/or attendance at meetings shall be scheduled at such dates and times as reasonably agreed by Executive and the Company, and the Executive shall be entitled to receive a reasonable hourly or per diem amount for Executive’s time.

14.	NOTICES. Any notice, demand, request or communication of any kind required or permitted hereunder shall be in writing and shall be deemed sufficiently served if sent by (i) hand delivery (with receipt acknowledged), (ii) reputable overnight carrier, or (iii) United States registered or certified mail, postage prepaid, return receipt requested to the parties addressed to the individuals and addresses identified in Paragraph 7 or at such other address as each may designate from time to time by notice to the other parties. Any such notice, demand, request or communication shall be deemed to have been duly given or served on the date of delivery, if delivered by hand, or on the date shown on the return receipt or other evidence of delivery, if mailed or sent by overnight carrier.

15.	LEGAL ADVICE. Executive acknowledges that he has had the opportunity to receive, and has actually received, independent legal advice in this matter, and that he is hereby voluntarily, knowingly and willfully waiving and/or foregoing certain legal rights.

16.	PRESS RELEASE. From the date of this Agreement and forward, the parties agree that information concerning Executive’s employment and the cessation thereof will be made in a manner consistent with the Press Release attached as Exhibit A.

17.	ADDITIONAL ACKNOWLEDGEMENTS AND REPRESENTATIONS BY EXECUTIVE. Executive acknowledges that: (a) he understands this Agreement; (b) he is not releasing any claims that may arise after the date of this Agreement; (c) he is executing this Agreement in exchange for consideration in addition to anything of value to which he is already entitled; (d) he has been advised by Company to consult with counsel prior to executing this Agreement, and he has consulted with and been represented by counsel; and (e) his waiver of rights and claims is knowing and voluntary. Executive also warrants and represents, that the representations, warranties and covenants made by Executive to Merrill Lynch in the Client Representation Letter executed on November 14, 2006 (the “November Letter”) were true and correct at such time. The Company warrants and represents that, as of November 14, 2006, its Executive Officers had not made Executive aware of any facts that would be inconsistent with representations, warranties, and covenants made by Executive in the November Letter.

18.	AMENDMENT. This Agreement cannot be amended, supplemented or modified, nor may any provision hereof be waived, except by a written instrument executed by the parties.

19.	CONSTRUCTION. This Agreement is deemed to have been drafted jointly by the parties to this Agreement. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any other party.

20.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

21.	SIGNATORY AUTHORITY. Both of the parties represents, warrants and agrees that it has the full right and authority to enter into this Agreement, and that the person executing this Agreement on behalf of the Company has the full right and authority to fully commit and bind the Company.

Starwood Hotels & Resorts Worldwide, Inc. Steven J. Heyer

By: /s/ Bruce Duncan	/s/ Steven J. Heyer

Bruce Duncan Chairman of the Board of Directors	Steven J. Heyer

Dated: April 1, 2007	Dated: April 1, 2007

LIST OF EXHIBITS

EXHIBIT A — PRESS RELEASE OF COMPANY

STEVE HEYER RESIGNS AS CEO OF STARWOOD HOTELS & RESORTS

Chairman Bruce Duncan Will Also Serve As Interim CEO While Search Is Conducted

Company Reaffirms Earnings Guidance

White Plains, NY, April 2, 2007 – The Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that Steven J. Heyer has resigned as Chief Executive Officer and a director. Heyer, 54, had been CEO and a director since October 2004. Bruce W. Duncan, 55, Starwood’s Chairman since 2005 and a director since 1995, will also serve as interim CEO while the Board conducts a search for a permanent replacement.

Stephen R. Quazzo, Chairman of the Governance and Nominating Committee of the Starwood Board, said, “While the Board appreciates the good work Steve Heyer has done to position Starwood for the future, issues with regard to his management style have led us to lose confidence in his leadership. Starwood today is performing well and has a strong market position, a winning strategy, and significant growth potential. Given the Company’s deep management team and Bruce Duncan’s willingness to serve as interim CEO on a full-time basis as long as he is needed, the Board is confident Starwood’s performance will not miss a beat.”

Bruce Duncan said, “I know from serving as Chairman for the past two years and a Board member for more than a decade that Starwood is pursuing the right strategy. We are currently in the middle of a dynamic growth period, including expanding our footprint substantially around the globe. Starwood has a strong market position, important owner and developer relationships, an excellent management team, and talented employees. The Board is confident in Starwood’s prospects and focused on continuing to build shareholder value. I will be based in White Plains and look forward to leading Starwood as we execute its successful continuing transformation from a cyclical real estate business into a leading global hotel operator and lifestyle company.”

Steven Heyer said, “I was asked to lead the Company through a complex transition and at the same time create an exciting platform for future growth. I am proud of what we have accomplished in the last 2-1/2 years and believe Bruce Duncan and the team will continue to execute Starwood’s strategy with distinction. Starwood is performing extremely well and I am confident it will enjoy continued success in the future.”

The Board of Directors has retained Spencer Stuart to assist in its search for a permanent CEO and intends to thoroughly evaluate both internal and external candidates.

From 2002 through 2005, Bruce Duncan was President and CEO of Equity Residential, the largest publicly traded apartment REIT with revenues of $2.1 billion and an enterprise value of over $20 billion. From 1995 to 2000, he was Chairman, President and CEO of Cadillac Fairview Corporation where he led the post-bankruptcy turnaround of this major real estate company. Previously he spent 16 years at JMB, most recently as President and Co-CEO of JMB Institutional Realty Corporation. Duncan holds an MBA degree in Finance from the University of Chicago and an AB degree in Economics from Kenyon College.

Outlook
The Company reaffirms its guidance for the full year and first quarter of 2007, which was provided in its 2006 earnings release on February 1, 2007. Starwood will announce its first quarter 2007 financial results on April 26, 2007.

Conference Call and Webcast
Starwood will conduct a conference call and webcast for the investment community today at 9:00 a.m. ET to discuss today’s announcement. To participate, please dial (866) 710-0179 (within U.S.) or (334) 323-9872 (outside U.S.) 15 minutes prior to the start of the call and enter conference ID number 82311682. A playback of the conference call will be available through April 16, 2007. To access the playback, please dial (877) 656-8905 (within U.S.) or (334) 323-9859 (outside U.S.) and enter conference ID number 82311682.

The conference call will be available through simultaneous webcast in the Investor Relations/Press Releases section of the Company’s website at .

About Starwood Hotels & Resorts Worldwide, Inc.®

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 850 properties in more than 95 countries and 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W®, Le Méridien® and the recently announced AloftSM and ElementSM Hotels. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com/pressclub.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses, relationships with associates and labor unions, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions, and the introduction of new brand concepts and other risks and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Future vacation ownership units indicated in this press release include planned units on land owned by the Company or by joint ventures in which the Company has an interest that have received all major governmental land use approvals for the development of vacation ownership resorts. There can be no assurance that such units will in fact be developed and, if developed, the time period of such development (which may be more than several years in the future). Some of the projects may require additional third-party approvals or permits for development and build out and may also be subject to legal challenges as well as a commitment of capital by the Company. The actual number of units to be constructed may be significantly lower than the number of future units indicated. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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INVESTOR RELATIONS CONTACT:
Jason Koval
(914) 640-4429

MEDIA CONTACTS:
K.C. Kavanagh
(914) 640-8339

George Sard/Stephanie Pillersdorf
Sard Verbinnen & Co
(212) 687-8080